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FOR IMMEDIATE RELEASE

Contacts:     Joseph Vukson                               Jack Seller
              3Com Corporation                            PCTEL, Inc.
              508-323-1228                                773-243-3016
              joseph_vukson@3com.com                      jack.seller@pctel.com


               PCTEL AND 3COM SETTLE INTELLECTUAL PROPERTY DISPUTE

             SETTLEMENT INVOLVES CROSS-LICENSING OF MODEM TECHNOLOGY
                        PATENTS BETWEEN THE TWO COMPANIES

CHICAGO AND MARLBOROUGH, MASS. - NOVEMBER 24, 2004 - PCTEL, Inc., (Nasdaq: PCTI) and 3Com Corporation (Nasdaq: COMS) today announced that the two companies have settled an intellectual property dispute pertaining to modem technology patents. The two companies have been in litigation since March 2003.

         Pursuant to the settlement, PCTEL and 3Com will each receive a license to the other company's modem technology patents that were asserted in the litigation. Also, as part of the settlement, 3Com has agreed to business arrangements with PCTEL regarding certain wireless software and antennas. As a result of the settlement, PCTEL will reverse $3.2 million of accrued royalties related to 3Com's patent infringement claims. PCTEL will record the reversal in the current quarter.

         "We are pleased with this settlement," said Marty Singer, PCTEL's Chairman and CEO. "A license to 3Com's technology and the opportunity to enhance business with them represent outstanding consideration for access to our modem technology. Finally, we are delighted to be a supplier to 3Com, rather than an adversary, as we move forward with our wireless future."

         Neal D. Goldman, Senior Vice President and General Counsel at 3Com said, "We are also pleased to have this litigation behind us and to have received significant value for our modem patents as part of the settlement. We look forward to a positive relationship with PCTEL."



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ABOUT 3COM CORPORATION

3Com is a leading provider of converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. When customers exercise choice, their choice is 3Com. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

ABOUT PCTEL, INC.

PCTEL (NASDAQ:PCTI), founded in March 1994, is a global leader in simplifying mobility. PCTEL's Mobility Solutions' (http://mobilitysolutions.pctel.com) software tools simplify installation, roaming, Internet access and billing. PCTEL's RF Solutions' (http://rfsolutions.pctel.com) portfolio of OEM receivers and receiver-based products are used to measure and monitor cellular networks. PCTEL's MAXRAD Product Group (http://maxrad.pctel.com) designs, distributes, and supports innovative antenna solutions that facilitate and simplify wireless communications. PCTEL protects its leadership position with a portfolio of more than 130 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold or licensed to wireless carriers, wireless ISPs, distributors, wireless test and measurement companies, system integrators, PC manufacturers and PC card and board manufacturers. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.

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